Exhibit 10.1

LEASE AGREEMENT
4050 Norris Court NW, Bemidji, MN

THIS LEASE AGREEMENT (this “Lease”) is made effective August 27, 2020 (the “Effective Date”), by and between Essjay Bemidji Holdings, LLC, a Minnesota limited liability company (“Landlord”), whose address is c/o Essjay, Inc., 4110 40th Street S, Suite 104, Fargo, North Dakota 58104, Attn: Josh Benson, and NORTECH SYSTEMS INCORPORATED., a Minnesota corporation (“Tenant”), whose address is 7550 Meridian Circle North, Maple Grove, MN 55369, Attn: CFO. Capitalized terms not defined herein shall have the meanings set forth in Exhibit A to this Agreement.

In consideration of the mutual covenants and agreements contained in this Lease, Landlord and Tenant hereby covenant and agree as follows:

ARTICLE I
Basic Lease Terms

Section 1.01.      Property. The street address and legal description of the Property is set forth on Exhibit B attached to and incorporated in this Lease as if fully set forth in it.

Section 1.02.      Initial Term Expiration Date. August 31, 2035.

Section 1.03.      Extension Options. Four (4) extensions of five (5) years each, as described in Section 3.02.

Section 1.04.      Term Expiration Date (if fully extended). August 31, 2055.

Section 1.05.      Base Annual Rental. $215,250.50 per year, as annually increased by the Rental Adjustment and payable as described in Article IV.

Section 1.06.      Rental Adjustment. An amount equal to two percent (2%) of the applicable Base Annual Rental in effect immediately prior to the applicable Adjustment Date.

Section 1.07.      Adjustment Date. September 1, 2021, and each annual anniversary of such date thereafter during the Lease Term (including any Extension Term).

Section 1.08.      Guarantors. None.

Section 1.09.      Tenant Tax Identification No.: to be provided separately.

Section 1.10.      Landlord Tax Identification No.: to be provided separately.

Section 1.11.      Letter of Credit. In the aggregate amount of $500,000 covering total rent and other monetary obligations under (i) this Lease and (ii) the lease between Essjay Mankato Holdings, LLC, a Minnesota limited liability company, and Tenant for 1950 Excel Drive in Mankato, Minnesota with a Maturity of five (5) years from the Effective Date, as more fully described in Section 4.08.

Each basic lease term defined in this Article I shall be construed to incorporate all of the terms of the substantive provisions of this Lease which contain references to these basic lease terms. In the event of any conflict between any of the basic lease terms defined in this Article I with any other provision of this Lease, the latter shall control. The listing of any monetary amounts set forth in this Article I is not intended to be an exhaustive list of all of Tenant’s financial obligations to Landlord under this Lease.

ARTICLE II
Lease of Property

Section 2.01.      Lease. In consideration of Tenant’s payment of the Rental and other Monetary Obligations and Tenant’s performance of all other obligations under this Lease, Landlord hereby leases to Tenant, and Tenant hereby takes and hires, the Property, “AS IS” and “WHERE IS” without representation or warranty by Landlord, and subject to all Legal Requirements now or hereafter in effect.

Section 2.02.      Quiet Enjoyment. So long as Tenant shall pay the Rental and other Monetary Obligations provided in this Lease and shall keep and perform all of the terms, covenants and conditions on its part contained in this Lease and subject to the rights of Landlord under Section 11.02 and all other provisions of this Lease, Tenant shall have, subject to the terms and conditions set forth in this Lease, the right to the peaceful and quiet enjoyment and occupancy of the Property.

ARTICLE III
Lease Term; Extension

Section 3.01.      Initial Term. The initial 15-year term of this Lease (“Initial Term”) shall commence as of the Effective Date and shall expire at midnight on the date set forth in Section 1.02, unless terminated sooner as provided in this Lease and as may be extended as provided in this Lease. The time period during which this Lease shall actually be in effect, including any Extension Term, is referred to as the “Lease Term.”

Section 3.02.      Extensions. Unless this Lease has expired or has been sooner terminated, or an Event of Default has occurred and is continuing at the time any extension option is exercised, Tenant shall have the right and option (each, an “Extension Option”) to extend the Initial Term for the Property for up to four (4) additional successive periods of five (5) years each (each, an “Extension Term”), pursuant to the terms and conditions of this Lease then in effect, except that the Base Annual Rental for the Property as of the commencement of the first Extension Term (but not any subsequent Extension Terms) shall be adjusted so that it is equal to the greater of (a) the Base Annual Rental in effect at the end of the Initial Term increased by another annual Rental Adjustment; and (b) then-current Fair Market Rental Value of the Property. For purposes of determining the “Fair Market Rental Value” of the Property, Landlord shall, at Tenant’s sole expense, retain an independent MAI appraiser with at least ten (10) years of experience appraising manufacturing properties to prepare an appraisal of the fair market rental value of the Property, including any additions or renovations thereto. In determining the Fair Market Rental Value of the Property for purposes of this subsection, the appraiser shall utilize the comparable rental method, taking into account (w) rent payable in the general market area in which the Property are located for similar buildings of comparable characteristics, including, but not limited to, comparable age, condition and classification, (x) rent payable under leases for similar uses with similar Property level profitability, (y) the length of the potential Extension Terms, and (z) that Landlord shall not be required to offer concessions and free rent. If within five (5) days after being notified of the results of such appraisal, Tenant elects to reject that appraisal, then the first appraisal shall become null and void and Landlord shall nominate to Tenant a list of not less than three (3) independent MAI appraisers who are experienced with appraising and determining the fair market rents of property similar to the Property, and Tenant shall select one appraiser. Within five (5) days of such selection, Landlord shall retain such appraiser, at Tenant’s sole expense, to prepare an appraisal of the fair market rents of the Property in the same manner described above and the results of such appraisal shall be the “Fair Market Rental Value” of the Property for purposes of this Section 3.02.

Section 3.03.      Notice of Exercise. Tenant may only exercise the Extension Options by giving written notice to Landlord of its election to do so no later than two hundred-seventy (270) days prior to the expiration of the then-current Lease Term. If written notice of the exercise of any Extension Option is not received by Landlord by the applicable dates described above, then this Lease shall terminate on the last day of the Initial Term or, if applicable, the last day of the Extension Term then in effect. Upon the request of Landlord or Tenant, the parties will, at the expense of Tenant, execute and exchange an instrument in recordable form setting forth the extension of the Lease Term in accordance with this Section 3.03. Notwithstanding anything in this Lease to the contrary, if Landlord shall not have received written notice from Tenant exercising an available Extension Option or waiving Tenant’s rights to exercise such Extension Option at least two hundred-seventy (270) days prior to the expiration of the then-current Lease Term, Landlord shall use commercially reasonable efforts to deliver notice to Tenant referencing the Lease and this Section 3.03 and reminding Tenant that if it does not timely exercise the available Extension Option the Lease will terminate on the last day of the then-current Lease Term. In the event a reminder notice is delivered, Tenant shall have until the date that is thirty (30) days after Landlord’s delivery of said reminder notice to exercise the applicable Extension Option.

Section 3.04.      Removal of Personalty. Upon the expiration of the Lease Term, and if Tenant is not then in breach of this Lease, Tenant may remove from the Property all personal property belonging to Tenant. Tenant shall repair any damage caused by such removal and shall leave all of the Property clean and in good and working condition and repair inside and out, subject to normal wear and tear, casualty and condemnation. Any property of Tenant left on the Property on the twentieth (20th) day following the expiration of the Lease Term shall, at Landlord’s option, automatically and immediately become the property of Landlord, and may be removed, stored or otherwise disposed of by Landlord (in its sole discretion) and Tenant shall be responsible for (and shall reimburse Landlord within 30 days of an invoice submitted therefor) all costs of removal, storage or any disposal of such personal property.

ARTICLE IV
Rental and Other Monetary Obligations

Section 4.01.      Base Monthly Rental. During the Lease Term, on or before the first day of each calendar month, Tenant shall pay in advance the Base Monthly Rental then in effect. If the Effective Date is a date other than the first day of the month, Tenant shall pay to Landlord on the Effective Date the Base Monthly Rental prorated by multiplying the Base Monthly Rental by a fraction, the numerator of which is the number of days remaining in the month (including the Effective Date) for which Rental is being paid, and the denominator of which is the total number of days in such month.

Section 4.02.      Adjustments. During the Lease Term, on the first Adjustment Date and on each Adjustment Date thereafter (except as otherwise provided in Section 3.02, if applicable, as to the date of the commencement of the First Extension Term), the Base Annual Rental shall increase (on a cumulative, compounding basis) by an amount equal to the Rental Adjustment; provided, however, that in no event shall Base Annual Rental be reduced as a result of the application of the Rental Adjustment.

Section 4.03.      Additional Rental. Tenant shall pay and discharge, as additional rental (“Additional Rental”), all sums of money required to be paid by Tenant under this Lease which are not specifically referred to as Rental, including, without limitation, all Costs and obligations of every kind and nature whatsoever relating to the Property, including insurance, utilities, and real estate taxes and assessments. Tenant shall pay and discharge any Additional Rental when the same shall become due, provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within thirty (30) days after Landlord’s written demand for payment thereof or, if earlier, when the same are due. In no event shall Tenant be required to pay to Landlord any item of Additional Rental that Tenant is obligated to pay and has paid to any third party pursuant to any provision of this Lease.

Section 4.04.      Rentals to be Net to Landlord. The Base Annual Rental payable under this Lease shall be net to Landlord, so that this Lease shall yield to Landlord the Rentals specified during the Lease Term, and all Costs and obligations of every kind and nature whatsoever relating to the Property shall be performed and paid by Tenant. Tenant shall perform all of its obligations under this Lease at its sole cost and expense. All Rental and other Monetary Obligations which Tenant is required to pay under this Lease shall be the unconditional obligation of Tenant and shall be payable in full when due and payable, without notice or demand, and without any setoff, abatement, deferment, deduction or counterclaim whatsoever.

Section 4.05.      Management Fee. During the Lease Term, in addition to all other Rentals and Monetary Obligations due and payable by Tenant hereunder, on or before the first day of each calendar month, Tenant shall pay to Landlord, or at Landlord’s election to Landlord’s property manager or other designee (which property manager or other designee, if any, may be changed from time to time by Landlord by written notice to Tenant), a monthly property management fee in the amount of $250 per month.

Section 4.06.      Late Charges; Default Interest. Any payment not made by Tenant within ten (10) days of when due shall, in addition to any other remedy of Landlord, incur a late charge of two percent (2%) (which late charge is intended to compensate Landlord for the cost of handling and processing such delinquent payment and should not be considered interest) and bear interest at the Default Rate, such interest to be computed from and including the date such payment was due through and including the date of the payment; provided, however, in no event shall Tenant be obligated to pay a sum of late charge and interest higher than the maximum legal rate then in effect.

Section 4.07.      Holdover. If Tenant remains in possession of the Property after the expiration of the Lease Term, Tenant, at Landlord’s option and within Landlord’s sole discretion, may be deemed a tenant on a month-to-month basis and shall continue to pay Rentals and other Monetary Obligations in the amounts provided in this Lease, except that the Base Monthly Rental shall be automatically increased to one hundred fifty percent (150%) of the last Base Monthly Rental payable under this Lease, and Tenant shall comply with all the terms of this Lease; provided that nothing in this Section 4.07 nor the acceptance of Rental by Landlord shall be deemed a consent to such holding over.

Section 4.08.      Letter of Credit. As of the Effective Date, Tenant shall, at Tenant’s cost and expense, cause to be issued and delivered to Landlord a fully executed, fully transferable, unconditional, irrevocable letter of credit (in form and substance reasonably satisfactory to Landlord) issued by a financial institution rated “A” by Standard and Poor’s, covering an aggregate of $500,000.00 in total Rentals and other Monetary Obligations under (i) this Lease and (ii) the lease between Essjay Mankato Holdings LLC (“Other Landlord”) and Tenant for 1950 Excel Drive in Mankato, Minnesota ("Additional Lease," and together with the Lease, the "Leases") due under the Leases, and entitling Landlord and/or Lender (and/or their respective successor/assigns, as well as Other Landlord and/or its Lender (as defined in the Additional Lease) and/or their respective successor/assigns) to immediately draw upon demand, and without additional notice to Tenant, against the letter of credit for any and all Rentals or other Monetary Obligations payable by Tenant under either of the Leases which are not paid by Tenant within three (3) Business Days after receipt of written notice from Landlord or Other Landlord of failure to pay the same. Tenant covenants to have in place a letter of credit meeting the terms of this Section 4.08 during the initial five (5) years of the terms of the Leases; however, the initial letter of credit shall have a Maturity that is approximately coterminous with Tenant’s revolving credit facility with Bank of America on June 15, 2022. By not later than the date of the Maturity of the initial letter of credit, Tenant covenants to, at Tenant’s cost and expense, cause to be issued and delivered to Landlord and Other Landlord (and/or their respective successor/assigns), a replacement letter of credit (which, together with the initial letter of credit may be referred to collectively herein as the "letter of credit") that shall have a Maturity five (5) years from the Effective Date in the amount calculated consistent with the terms of this Section 4.08. In addition to the foregoing, not later than 60 days prior to the date of the Maturity of said initial letter of credit, Tenant shall deliver to Landlord and Other Landlord a loan commitment (or other appropriate instrument) issued by Bank of America (or another financial institution meeting the requirements of this Section 4.08) assuring and evidencing, to Landlord’s reasonable satisfaction, that said replacement letter of credit will be timely issued to Landlord and Other Landlord in accordance herewith. The face amount of the letter of credit shall decline ratably during the five (5) years from the Effective Date in the amount of $100,000 per year. Further, if Tenant generates EBITDA of greater than $5,000,000 in any fiscal year beginning with fiscal year 2021 before Maturity of the letter of credit, then the requirement to have in place a letter of credit shall terminate and each party will take all necessary steps to effectuate such termination.

ARTICLE V
Representations and Warranties of Tenant

Section 5.01.      Representations and Warranties of Tenant. The representations and warranties of Tenant contained in this Article V are being made to induce Landlord to enter into this Lease, and Landlord has relied, and will continue to rely, upon such representations and warranties. As of the Effective Date, Tenant represents and warrants to Landlord as follows:

(a)     Organization, Authority and Status of Tenant. Tenant has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and is qualified as a foreign limited liability company to do business in any jurisdiction where such qualification is required. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Tenant of this Lease and of the other documents, instruments and agreements provided for herein. Tenant is not, and if Tenant is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Tenant is duly authorized to do so.

(b)     Enforceability. This Lease constitutes the legal, valid and binding obligation of Tenant, enforceable against Tenant in accordance with its terms.

(c)     Litigation. Except as set forth on Schedule 5.01(c), there are no suits, actions, proceedings or investigations pending against or involving Tenant, or to the best of its knowledge, threatened against or involving Tenant or the Property, before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)     Absence of Breaches or Defaults. No Material Adverse Effect exist with respect to the Tenant or the Property. Tenant is not in default under any document, instrument or agreement to which Tenant, the Property or any of Tenant’s property is subject or bound, which has had, or could reasonably be expected to result in, a Material Adverse Effect. The authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided for in this Lease will not result in any breach of or default under any document, instrument or agreement to which Tenant, the Property or any of Tenant’s property is subject or bound.

(e)     Compliance with OFAC Laws. To Tenant's knowledge, neither Tenant nor any individual or entity owning directly or indirectly any interest in Tenant, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

(f)     Access. Notwithstanding anything to the contrary contained in this Lease, Tenant represents and warrants to Landlord that the Property has legal access to and from a publicly dedicated road. Tenant shall indemnify, defend and hold harmless all Indemnified Parties from and against any and all Losses incurred in connection with any breach of the foregoing representation and warranty. Without limitation of the foregoing, Tenant shall use commercially reasonable efforts to obtain and provide to Landlord an estoppel letter from the City of Bemidji confirming that both Moberg Drive and Norris Court are publicly dedicated roads.

Section 5.02.      Representations and Warranties of Landlord. The representations and warranties of Landlord contained in this Article V are being made to induce Tenant to enter into this Lease, and Tenant has relied, and will continue to rely, upon such representations and warranties. As of the Effective Date, Landlord represents and warrants to Tenant as follows::

(a)     Organization, Authority and Status of Landlord. Landlord has been duly organized or formed, is validly existing and in good standing under the laws of its state of formation and, if not organized in the State of Minnesota, is qualified as a foreign corporation to do business in Minnesota. All necessary and appropriate action has been taken to authorize the execution, delivery and performance by Landlord of this Lease and of the other documents, instruments and agreements provided for herein. Landlord is not, and if Landlord is a “disregarded entity,” the owner of such disregarded entity is not, a “nonresident alien,” “foreign corporation,” “foreign partnership,” “foreign trust,” “foreign estate,” or any other “person” that is not a “United States Person” as those terms are defined in the Code and the regulations promulgated thereunder. The Person who has executed this Lease on behalf of Landlord is duly authorized to do so.

(b)     Enforceability. This Lease constitutes the legal, valid and binding obligation of Landlord, enforceable against Landlord in accordance with its terms.

(c)     Litigation. Landlord has not received notice of any suits, actions, proceedings or investigations pending against or involving Landlord, or to the best of its knowledge, threatened against or involving Landlord, before any arbitrator or Governmental Authority which might reasonably result in any Material Adverse Effect.

(d)     Absence of Breaches or Defaults. The Landlord’s authorization, execution, delivery and performance of this Lease and the documents, instruments and agreements provided herein will not result in any breach of or default under any document, instrument or agreement to which Landlord is a party which has had, or could reasonably be expected to result in, a Material Adverse Effect.

(e)     Compliance with OFAC Laws. To Landlord’s knowledge, Landlord, and no individual or entity owning directly or indirectly any interest in Landlord, is an individual or entity whose property or interests are subject to being blocked under any of the OFAC Laws or is otherwise in violation of any of the OFAC Laws; provided, however, that the representation contained in this sentence shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

ARTICLE VI
Taxes and Assessments; UTILITIES; INSURANCE

Section 6.01.      Taxes.

(a)     Payment. Subject to the provisions of Section 6.01(b) below, Tenant shall (on a due and payable basis) pay, directly to the applicable taxing authority, prior to the earlier of delinquency or the accrual of interest on the unpaid balance, all taxes and assessments of every type or nature assessed against or imposed upon the Property, Tenant or Landlord during the Lease Term (calculated on a due and payable basis) arising out of this Lease and the activities of the parties under this Lease, including without limitation, (i) all taxes or assessments upon the Property or any part thereof and upon any personal property, trade fixtures and improvements located on the Property, whether belonging to Landlord or Tenant, or any tax or charge levied in lieu of such taxes and assessments; (ii) all taxes, charges, license fees and or similar fees imposed by reason of the use of the Property by Tenant; (iii) all excise, franchise, transaction, privilege, license, sales, use and other taxes upon the Rental or other Monetary Obligations under this Lease, the leasehold estate of either party or the activities of either party pursuant to this Lease; and (iv) all franchise, privilege or similar taxes of Landlord calculated on the value of the Property or on the amount of capital apportioned to the Property. Notwithstanding anything in clauses (i) through (iv) to the contrary, Tenant shall not be obligated to pay or reimburse Landlord for any taxes based on the net income of Landlord. In the event of any assessments, general or special, included in this paragraph, Tenant may, in its discretion, pay the assessments in installments over any period permitted by applicable law.

(b)     Right to Contest. Within thirty (30) days after each tax and assessment payment is required by this Section 6.01 to be paid, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that taxes and assessments have been timely paid by Tenant. In the event Landlord receives a tax bill, Landlord shall use commercially reasonable efforts to forward said bill to Tenant within thirty (30) days of Landlord’s receipt thereof. Tenant may, at its own expense, contest or cause to be contested by appropriate legal proceedings conducted in good faith and with due diligence, any above-described item or lien with respect thereto, provided that (i) neither the Property nor any interest therein would be in any danger of being sold, forfeited or lost by reason of such proceedings; (ii) no Event of Default has occurred and is continuing; (iii) if and to the extent required by the applicable taxing authority or Landlord, Tenant posts a bond or takes other steps acceptable to such taxing authority that removes such lien or stays enforcement thereof or, in the event the applicable taxing authority has not received payment of the contested taxes or required posting of a bond, Tenant provides Landlord a deposit or reasonably acceptable financial instrument as collateral for the payment of the disputed taxes and assessments if required by Landlord; (iv) each Tenant and Landlord shall promptly provide the other with copies of all notices received or delivered by to either party and filings made by Tenant in connection with such proceeding; and (v) upon termination of such proceedings, it shall be the obligation of Tenant to pay the amount of any such tax and assessment or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees (including attorneys’ fees and disbursements), interest, penalties or other liabilities in connection therewith. Landlord shall at the request of Tenant, execute or join in the execution of any instruments or documents necessary in connection with such contest or proceedings, but Landlord shall incur no material cost or obligation thereby. Nothing contained herein shall limit or restrict Landlord from contesting (or controlling, with counsel of its own choosing, any contestation of) any real estate tax or assessment matter pertaining to the Property if Landlord so elects (but without any obligation to do so).

Section 6.02.      Utilities. Tenant shall contract, in its own name, for and pay when due all charges for the connection and use of water, gas, electricity, telephone, garbage collection, sewer use and other utility services supplied to the Property during the Lease Term. Under no circumstances shall Landlord be responsible for any interruption of any utility service.

Section 6.03.      Insurance.

(a)     Coverage. Throughout the Lease Term, Tenant shall maintain, with respect to each of the Property, at its sole expense, the types and amounts of insurance set forth on Exhibit C. If the Landlord purchases additional insurance, the cost of such additional insurance shall be borne by Landlord and Landlord shall not pass on to Tenant as Additional Rental.

(b)     Insurance Provisions. All insurance policies shall:

(i)     provide for a waiver of subrogation by the insurer as to claims against Landlord, its employees and agents;

(ii)     be primary and provide that any “other insurance” clause in the insurance policy shall exclude any policies of insurance maintained by Landlord and the insurance policy shall not be brought into contribution with insurance maintained by Landlord;

(iii)     contain a standard non-contributory mortgagee clause or endorsement in favor of any Lender designated by Landlord;

(iv)     provide that the policy of insurance shall not be terminated, cancelled or amended without at least thirty (30) days’ prior written notice to Landlord and to any Lender covered by any standard mortgagee clause or endorsement; except that at the time of expiration of a policy, it may be terminated, cancelled or amended on less than thirty (30) days’ prior written notice so long as there is no gap in coverage between the expiring policy and a renewed or new policy;

(v)     provide that the insurer shall not have the option to restore the Property if Landlord elects to terminate this Lease in accordance with the terms hereof;

(vi)     be in amounts sufficient at all times to satisfy any coinsurance requirements thereof;

(vii)     except for workers’ compensation insurance referred to in Section 6.03(a)(iii) above, name Landlord and any Landlord Affiliate or Lender requested by Landlord, as an “additional insured” with respect to liability insurance, and as an “additional named insured” or “additional insured” with respect to real property and rental value insurance, as appropriate and as their interests may appear;

(viii)     be evidenced by delivery to Landlord and any Lender designated by Landlord of an Acord Form 28 for property, business interruption and boiler & machinery coverage (or any other form requested by Landlord) and an Acord Form 25 for commercial general liability, workers’ compensation and umbrella coverage (or any other form requested by Landlord); provided that in the event that either such form is no longer available, such evidence of insurance shall be in a form reasonably satisfactory to Landlord and any Lender designated by Landlord; and

(ix)     be issued by insurance companies licensed to do business in the states where the Property are located and which are rated no less than A-X by Best’s Insurance Guide or are otherwise approved by Landlord.

(c)     Additional Obligations. It is expressly understood and agreed that (i) if any insurance required under this Lease, or any part thereof, shall expire, be withdrawn, become void by breach of any condition thereof by Tenant, or become void or in jeopardy by reason of the failure or impairment of the capital of any insurer, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord and any Lender designated by Landlord; (ii) the minimum limits of insurance coverage set forth in this Section 6.03 shall not limit the liability of Tenant for its acts or omissions as provided in this Lease; (iii) Tenant shall procure policies for all insurance for periods of not less than one year and shall provide to Landlord and any servicer or Lender of Landlord certificates of insurance or, upon Landlord’s written request, duplicate originals of insurance policies evidencing that insurance satisfying the requirements of this Lease is in effect at all times; (iv) Tenant shall pay as they become due all premiums for the insurance required by this Section 6.03; (v) in the event that Tenant fails to comply with any of the requirements set forth in this Section 6.03, within ten (10) days of the giving of written notice by Landlord to Tenant, (A) Landlord shall be entitled to procure such insurance; and (B) any reasonable sums expended by Landlord in procuring such insurance shall be Additional Rental and shall be repaid by Tenant, together with interest thereon at the Default Rate, from the time of payment by Landlord until fully paid by Tenant immediately upon written demand therefor by Landlord; and (vi) Tenant shall maintain all insurance policies required in this Section 6.03 not to be cancelled, invalidated or suspended on account of the conduct of Tenant, its officers, directors, managers, members, employees or agents, or anyone acting for Tenant or any subtenant or other occupant of the Property, and shall comply with all policy conditions and warranties at all times to avoid a forfeiture of all or a part of any insurance payment. Landlord agrees that the insurance requirements of this Lease shall be modified appropriately in the event that any of the required insurance criteria in this Lease are not then generally available from insurance carriers or in ACORD certificates, provided such modifications shall be subject to Landlord’s prior approval (not to be unreasonably withheld).

(d)     Blanket Policies. Notwithstanding anything to the contrary in this Section 6.03, any insurance which Tenant is required to obtain pursuant to this Section 6.03 may be carried under a “blanket” policy or policies covering other Property or liabilities of Tenant provided that such “blanket” policy or policies otherwise comply with the provisions of this Section 6.03.

ARTICLE VII
MAINTENANCE; ALTERATIONS

Section 7.01.      Condition of Property; Maintenance. Tenant hereby accepts the Property “AS IS” and “WHERE IS” with no representation or warranty of Landlord as to the condition thereof. Tenant shall, at its sole cost and expense, be responsible for (a) keeping all of the building, structures and improvements (including all components and systems thereof or contained therein, including parking areas and HVAC and other utility systems and equipment) erected on the Property in good order and repair consistent with good commercial real estate management practices for comparable commercial properties in the State of Minnesota, free from actual or constructive waste; (b) the repair or reconstruction of any building (excluding outbuildings identified on Schedule 7.01), structures or improvements erected on the Property damaged or destroyed by a Casualty; (c) subject to Section 7.02, making all necessary structural, non-structural, exterior and interior repairs and replacements to any building, structures or improvements (including all components and systems thereof or contained therein, including parking areas and HVAC and other utility systems and equipment) erected on the Property including any required improvements of the industrial park in which the Property is located; (d) operating, remodeling, updating and modernizing, as reasonably necessary, the Property for use permitted under Section 8.01; (e) (i)  protecting, defending, indemnifying, releasing and holding the Landlord harmless (and Tenant hereby agrees to so protect, defend, indemnify, release and hold the Landlord harmless) from and against any and all claims and Losses arising out of or in any way relating to any future encroachments and/or activities upon any Property caused by any Person; and (ii) prosecuting any claims that Tenant seeks to bring against any Person relating to Tenant’s use and possession of any Property; and (f) paying all operating costs of the Property in the ordinary course of business. Tenant waives any right to require Landlord to maintain, repair or rebuild all or any part of the Property or make repairs at the expense of Landlord pursuant to any Legal Requirements at any time in effect. Tenant shall pay the cost of all capital improvements. Tenant shall keep and maintain all records, including, work orders, service contracts, maintenance reports, inspections, health and safety compliance audits or reports, of or pertaining to the Property and/or Tenant’s performance of its obligations pursuant to this Lease, including Articles VII or VIII, and shall promptly provide copies to Landlord of all or any such documents and records as Landlord may request from time to time, provided that Tenant shall not be responsible to provide to Landlord any such documents relating to Tenant's compliance with ITAR or any documents specific to any customer inspection, audit or review.

Section 7.02.      Alterations and Improvements. During the Lease Term, Tenant may undertake Nonstructural Alterations to the Property without the Landlord’s written consent, unless the costs of such Nonstructural Alterations exceeds $400,000 on a per project basis (excluding equipment, personal property, furniture, trade fixtures and other moveable property not attached to the Property), in which case the consent of Landlord shall be required and such consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Tenant shall notify Landlord in advance of undertaking any Nonstructural Alterations in excess of $50,000. During the Lease Term, Tenant may undertake Structural Alterations to the Property without the Landlord’s written consent, unless the costs of such Structural Alterations exceeds $50,000 on a per project basis (excluding equipment, personal property, furniture, trade fixtures and other moveable property not attached to the Property) in which case the consent of Landlord shall be required and such consent shall not be unreasonably withheld, conditioned or delayed. Any Alterations hereunder shall be made at Tenant’s sole expense. If Landlord’s consent is required under this Lease and Landlord consents to the making of any such Alterations, the same shall be made by Tenant at Tenant’s sole expense by a licensed contractor and according to plans and specifications approved by Landlord and subject to such other conditions as Landlord shall reasonably require Any work at any time commenced by Tenant on the Property shall be prosecuted diligently to completion, shall be of good workmanship and materials and shall comply fully with all the terms of this Lease and all Legal Requirements. Upon completion of any Alteration project costing $50,000 or more, Tenant shall promptly provide Landlord with evidence of full payment to all laborers and materialmen contributing to the Alterations. Additionally, upon completion of any Nonstructural Alteration project costing $400,000 or more or any Structural Alteration project costing $50,000 or more, Tenant shall promptly provide Landlord with (a) copies of the as-built plans and specifications therefor, (b) an architect’s certificate certifying the Alterations to have been completed in conformity with the plans and specifications (if the Alterations are of such a nature as would require the issuance of such a certificate from the architect); and (c) a certificate of occupancy (if the Alterations are of such a nature as would require the issuance of a certificate of occupancy). Provided that Tenant shall have the right to contest any claim of lien (so long as Tenant furnishes such bonds and security as may be necessary to prevent any foreclosure proceeding against the Property and to permit Landlord’s or its mortgagee’s title insurance companies to insure over such lien(s), during the pendency of the contest), Tenant shall keep the Property free from any liens arising out of any work performed on, or materials furnished to, the Property. Tenant shall execute and file or record, as appropriate, a “Notice of Non-Responsibility,” or any equivalent notice permitted under applicable Law in the state of Minnesota, which provides that Landlord is not responsible for the payment of any costs or expenses relating to the additions or Alterations. Any addition to or Alteration of the Property (excluding equipment, personal property, furniture, trade fixtures and other moveable property of Tenant that is not attached to the Property) shall be deemed a part of the Property and belong to Landlord, and Tenant shall execute and deliver to Landlord such instruments as Landlord may reasonably require to evidence the ownership by Landlord of such addition or Alteration.

Section 7.03.      Encumbrances. During the Lease Term, Landlord shall have the right to grant easements on, over, under and above the Property without the prior consent of Tenant, provided that such easements will not materially interfere with Tenant’s use of the Property or result in a cost to Tenant in the compliance with or performance of obligations under such easements. Tenant shall comply with and perform all obligations of Landlord under all easements, declarations, covenants, restrictions and other items of record now encumbering the Property or hereinafter encumbering the Property in accordance with the terms of this Lease. Without Landlord’s prior written consent, Tenant shall not grant any easements on, over, under or above the Property.

ARTICLE VIII
Use of the Property; Compliance

Section 8.01.

(a)     Use. During the Lease Term, the Property shall be used solely for engineering, manufacturing, warehousing facilities and all related purposes such as ingress, egress and parking, warehousing, storage, offices and other uses incidental thereto.

(b)     [intentionally deleted].

Section 8.02.      Compliance. Tenant’s use and occupation of the Property, and the condition thereof, shall, at Tenant’s sole cost and expense, comply fully with all Legal Requirements and all restrictions, covenants and encumbrances of record, and any owner obligations under such Legal Requirements, or restrictions, covenants and encumbrances of record, with respect to the Property. Without in any way limiting the foregoing provisions, Tenant shall comply with all Legal Requirements relating to anti-terrorism, trade embargos, economic sanctions, Anti-Money Laundering Laws, and the Americans with Disabilities Act of 1990 (or similar Laws related to accessibility to, usability by, and discrimination against, disabled individuals), as such act may be amended from time to time, and all regulations promulgated thereunder, as it affects the Property now or hereafter in effect. Tenant shall obtain, maintain and comply with all required licenses and permits, both governmental and private, to use and operate the Property. Upon Landlord’s written request from time to time during the Lease Term, Tenant shall certify in writing to Landlord that Tenant’s representations, warranties and obligations under Section 5.05 and this Section 8.02 remain true and correct and have not been breached. Tenant shall immediately notify Landlord in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Tenant shall comply with all Legal Requirements and directives of Governmental Authorities and, at Landlord’s request, provide to Landlord copies of all notices, reports and other communications exchanged with, or received from, Governmental Authorities relating to such an event. Tenant will use its best efforts to prevent any act or condition to exist on or about the Property that will materially increase any insurance rate thereon, except when such acts are required in the normal course of its business and Tenant shall pay for such increase. Tenant agrees that it will defend, indemnify and hold harmless the Indemnified Parties from and against any and all Losses caused by, incurred or resulting from Tenant’s failure to comply with its obligations under this Section.

Section 8.03.      Environmental.

(a)     Covenants.

(i)     Tenant covenants to Landlord during the Lease Term, subject to the limitations of subsection (ii) below, as follows:

(A)     All uses and operations on or of the Property, whether by Tenant or any other Person, shall be in compliance with all Environmental Laws and permits issued pursuant thereto.

(B)     There shall be no Releases in, on, under or from the Property, except in Permitted Amounts.

(C)     There shall be no Hazardous Materials or Regulated Substances in, on or under the Property, except in Permitted Amounts. No above or below ground storage tanks shall be installed, and any existing (as of the Effective Date) above and below ground storage tanks of which Tenant has Knowledge shall be properly permitted and only used as permitted.

(D)     Tenant shall keep the Property or cause the Property to be kept free and clear of all Environmental Liens, whether due to any act or omission of Tenant or any other Person.

(E)     Tenant shall not act or fail to act or allow any other tenant, occupant, guest, customer or other user of the Property to act or fail to act in any way that (1) has a Material Adverse Effect, (2) is contrary to any material requirement set forth in the insurance policies maintained by Tenant, (3) constitutes a public or private nuisance or constitutes waste, (4) violates any covenant, condition, agreement or easement applicable to the Property, or (5) would result in any reopening or reconsideration of any prior investigation or causes a new investigation by a Governmental Authority having jurisdiction over any Property.

(F)     Tenant shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to this Section 8.04, including but not limited to providing all relevant information and making knowledgeable persons available for interviews.

(ii)     Notwithstanding any provision of this Lease to the contrary, an Event of Default shall not be deemed to have occurred as a result of the failure of Tenant to satisfy any one or more of the covenants set forth in subsections (A) through (E) above provided that Tenant shall be in material compliance with the requirements of any Governmental Authority with respect to the Remediation of any Release at the Property.

(b)     Notification Requirements. Tenant shall immediately notify Landlord in writing upon Tenant obtaining Knowledge of (i) any Releases or Threatened Releases in, on, under or from any of the Property other than in Permitted Amounts, or migrating towards any of the Property; (ii) any material non-compliance with any Environmental Laws related in any way to any of the Property; (iii) any actual or potential Environmental Lien or activity use limitation; (iv) any required or proposed Remediation of environmental conditions relating to any of the Property required by applicable Governmental Authorities; and (v) any written or oral notice or other communication of which Tenant becomes aware from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to Hazardous Materials, Regulated Substances or above or below ground storage tanks, or Remediation thereof at or on any of the Property, other than in Permitted Amounts, possible liability of any Person relating to any of the Property pursuant to any Environmental Law, other environmental conditions in connection with any of the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section. Tenant shall, upon Landlord’s written request, deliver to Landlord a certificate stating that, to the best of Tenant’s Knowledge, Tenant is and has been in full compliance with all of the environmental representations, warranties and covenants in this Lease.

(c)     Remediation. Tenant shall, at its sole cost and expense, and without limiting any other provision of this Lease, effectuate any Remediation, pursuant to a legally-binding requirement of any Governmental Authority of any condition (including, but not limited to, a Release or Threatened Release) in, on, under or from the Property and take any other reasonable action deemed necessary by any Governmental Authority for protection of human health or the environment. Should Tenant fail to undertake any required Remediation in accordance with the preceding sentence (after Tenant has exhausted any valid and lawful challenges to any requests for Remediation by Governmental Authorities if Tenant chooses to challenge any such requests), Landlord, after written notice to Tenant and Tenant’s failure to immediately undertake such Remediation, shall be permitted to complete such Remediation, and all Costs incurred in connection therewith shall be paid by Tenant. Any Cost so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rental under this Lease and shall be immediately due from Tenant to Landlord.

(d)     Indemnification.

(i)     Tenant shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless each of the Indemnified Parties from and against any and all Losses, including, but not limited to, all Costs of Remediation (whether or not performed voluntarily), arising out of or in any way relating to any Environmental Laws, Hazardous Materials, Regulated Substances, above or below ground storage tanks, or other environmental matters in violation of Environmental Laws concerning the Property during or prior to the term of this Lease. It is expressly understood and agreed that Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease for any reason with respect to events that occurred prior to the date of such expiration or earlier termination of this Lease.

(ii)     It is expressly understood and agreed that:

(A)     Notwithstanding any other provisions in this Lease, the provisions in this Section 8.03 and in Section 11.02 shall be the sole and exclusive provisions in this Lease with respect to indemnity claims and/or Losses by the Indemnified Parties related to or arising from Hazardous Materials, Regulated Substances, Releases, Remediation, Environmental Laws, and all other environmental conditions and/or environmental matters.

(B)     The provisions in this Section 8.03 and in Section 11.02 of this Lease, shall be the sole and exclusive remedies of the Indemnified Parties against Tenant and its Affiliates with respect to Losses related to or arising from Hazardous Materials, Regulated Materials, Releases, Remediation, Environmental Laws, and all other environmental conditions and/or environmental matters and/or all other Losses related to, arising under, and/or that could be the subject of a claim pursuant to, Environmental Laws.

(e)     Right of Entry. Subject to the International Traffic in Arms Regulations ("ITAR"), in the event that Landlord has a reasonable basis to believe that a Release or a violation of any Environmental Law has occurred, Landlord and any other Person designated by Landlord, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, following reasonable prior written notice to Tenant, to enter upon the Property at all reasonable times to assess any and all aspects of the environmental condition of any Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Landlord’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air, or building materials, and conducting other invasive testing. Tenant shall cooperate with and provide access to Landlord and any other Person designated by Landlord. Any such assessment or investigation shall be at Tenant’s sole cost and expense. Notwithstanding any right of entry by Landlord or any other Person designated by Landlord, if Tenant reasonably concludes that any such entry would be in violation of its obligations under ITAR, Tenant shall have the absolute right to temporarily prevent any such entry for a reasonable period of time, provided, in such event, Tenant shall notify Landlord of the legal basis for the same and advise Landlord of the steps or timing necessary for Tenant to comply with ITAR and shall proceed with diligence to satisfy the same.

(f)     Survival. The obligations of Tenant and the rights and remedies of Landlord under this Section 8.03 shall survive the termination, expiration and/or release of this Lease for a period of two (2) years following the termination, expiration and/or release of this Lease.

ARTICLE IX
additional COVENANTS

Section 9.01.      Performance at Tenant’s Expense. Tenant acknowledges and confirms that Landlord may impose reasonable administrative, processing or servicing fees, and collect its reasonable attorneys’ fees, costs and expenses in connection with (a) any extension, renewal, modification, amendment and termination of this Lease requested by Tenant; (b) the procurement of consents, waivers and approvals with respect to the Property or any matter related to this Lease requested by Tenant; (c) the review of any Assignment or sublease or proposed Assignment or sublease; and (d) the preparation or review of any subordination or non-disturbance agreement requested by Tenant after the Effective Date, up to a maximum of $1,500 per request by Tenant, and in any case regardless of whether or not Landlord ultimately agrees to or provides the approval, consent, instrument, performance or the like requested by Tenant.

Section 9.02.      Inspection. Subject to Tenant's obligations under ITAR, Landlord and its authorized representatives shall have the right, at all reasonable times and upon giving reasonable prior notice (except in the event of an emergency, in which case no prior notice shall be required), to enter the Property or any part thereof and inspect the same. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Property and any other loss occasioned by such entry, but, subject to Section 10.01, excluding damages arising as a result of the gross negligence or willful misconduct of Landlord. Notwithstanding any right of entry by Landlord or any other Person designated by Landlord, if Tenant reasonably concludes that any such entry would be in violation of its obligations under ITAR, Tenant shall have the absolute right to temporarily prevent any such entry for a reasonable period of time, provided, in such event, Tenant shall notify Landlord of the legal basis for the same and advise Landlord of the steps or timing necessary for Tenant to comply with ITAR and shall proceed with diligence to satisfy the same.

Section 9.03.      Financial Information.

(a)     Financial Statements. Within forty five (45) days after the end of each fiscal quarter and within forty-five (45) days after Tenant’s receipt of annual audited financial statements of Tenant (provided that, if Tenant does not file an extension for the filing of annual tax returns with the applicable taxing authorities, Tenant shall provide annual statements within 120 days after the end of each fiscal year), Tenant shall deliver to Landlord (i) complete consolidated financial statements that consolidate Tenant and its subsidiaries, including a balance sheet, profit and loss statement, statement of stockholders’ equity and statement of cash flows and all other related schedules for the fiscal period then ended, such statements to detail separately interest expense, income taxes, non-cash expenses, non-recurring expenses, operating lease expense and current portion of long-term debt – capital leases (provided, however, statement of stockholders’ equity and statement of cash flows shall only be required annually); and (ii) income statements for the business at the Property). All such financial statements in items (i) and (ii) above shall be prepared in accordance with GAAP, and shall be certified to be accurate and complete by an officer or director of Tenant. The financial statements delivered to Landlord need not be audited, but Tenant shall deliver to Landlord copies of any audited financial statements of the Tenant which may be prepared, promptly after they are available.

(b)     Confidentiality. Any financial information delivered by Tenant to Landlord shall be kept confidential and not be disclosed by Landlord to third parties and shall not be used by Landlord for any purpose than in connection with the performance or enforcement of, or Landlord’s exercise of its rights and/or remedies under, this Lease, except (i) pursuant to Tenant’s prior written consent, (ii) as may be required for reporting to any Governmental Authority, or (iii) to a current or prospective lender, investor or purchaser of the Property so long as such current or prospective lender, investor or purchaser is aware of, and agrees to comply with, the confidentiality provisions of this Section 9.03(b).

Section 9.04.      OFAC Laws. Upon receipt of notice or upon Knowledge thereof, Tenant shall immediately notify Landlord in writing if any Person owning (directly or indirectly) any interest in Tenant, or any director, officer, shareholder, member, manager or partner of any of such holders is a Person whose property or interests are subject to being blocked under any of the OFAC Laws, or is otherwise in violation of any of the OFAC Laws, or is under investigation by any Governmental Authority for, or has been charged with, or convicted of, drug trafficking, terrorist-related activities or any violation of the Anti-Money Laundering Laws, has been assessed civil penalties under these or related Laws, or has had funds seized or forfeited in an action under these or related Laws; provided, however, that the covenant in this Section 9.04 shall not apply to any Person to the extent such Person’s interest is in or through a U.S. Publicly Traded Entity.

Section 9.05.      Estoppel Certificate. At any time, and from time to time, Tenant shall, promptly and in no event later than twenty (20) days after a request from Landlord or any Lender or mortgagee of Landlord, execute, acknowledge and deliver to Landlord or such Lender or mortgagee, as the case may be, a certificate in the form supplied by Landlord, certifying: (a) that Tenant has accepted the Property; (b) that this Lease is in full force and effect and has not been modified (or if modified, setting forth all modifications), or, if this Lease is not in full force and effect, the certificate shall so specify the reasons therefor; (c) the commencement and expiration dates of the Lease Term; (d) the date to which the Rentals have been paid under this Lease and the amount thereof then payable; (e) whether there are then any existing defaults by Landlord in the performance of its obligations under this Lease, and, if there are any such defaults, specifying the nature and extent thereof; (f) that no notice has been received by Tenant of any default under this Lease which has not been cured, except as to defaults specified in the certificate; (g) the capacity of the Person executing such certificate, and that such Person is duly authorized to execute the same on behalf of Tenant; (h) that neither Landlord nor any Lender or mortgagee has actual involvement in the management or control of decision making related to the operational aspects or the day-to-day operation of the Property, including any handling or disposal of Hazardous Materials or Regulated Substances; and (i) any other information reasonably requested by Landlord or any Lender or mortgagee, as the case may be. If Tenant shall fail or refuse to sign a certificate in accordance with the provisions of this Section 9.05 within twenty (20) days following a request by Landlord, Tenant irrevocably constitutes and appoints Landlord as its attorney-in-fact to execute and deliver the certificate to any such third party, it being stipulated that such power of attorney is coupled with an interest and is irrevocable and binding.

ARTICLE X
Condemnation and Casualty

Section 10.01.      Notification. Tenant shall promptly give Landlord written notice of (a) any Condemnation of the Property, (b) the commencement of any proceedings or negotiations which might result in a Condemnation of the Property, and (c) any Casualty to the Property or any part thereof. Such notice shall provide a general description of the nature and extent of such Condemnation, proceedings, negotiations or Casualty, and shall include copies of any documents or notices received in connection therewith. Thereafter, Tenant shall promptly send Landlord copies of all notices, correspondence and pleadings relating to any such Condemnation, proceedings, negotiations or Casualty.

Section 10.02.      Total Condemnation. In the event of a Condemnation of all or substantially all of any of the Property, and if as a result of such Condemnation: (i) all access (including direct or indirect access) to the Property to and from the publicly dedicated roads adjacent to the Property is permanently and materially impaired such that Tenant no longer has access to any dedicated road (either directly or indirectly); or (ii) the Condemnation includes a material portion of the building such that the remaining portion is unsuitable for the use permitted under Section 8.01, as determined by Tenant and Landlord in the exercise of each of their respective good faith business judgment (each such event, a “Total Condemnation”), then, in such event:

(a)     Termination of Lease. On the date of the Total Condemnation, all obligations of either party under this Lease with respect to the Property shall cease and the Landlord shall be entitled to the Casualty Termination Payment set forth in Section 10.03(d) below; provided, however, that obligations under any indemnification provisions of this Lease with respect to such Property and Tenant’s obligation to pay Rental and all other Monetary Obligations (whether payable to Landlord or a third party) accruing under this Lease with respect to such Property prior to the date of termination shall survive such termination. If the date of such Total Condemnation is other than the first day of a month, the Base Monthly Rental for the month in which such Total Condemnation occurs shall be apportioned based on the date of the Total Condemnation.

(b)     Net Award. Subject to Section 10.07 below, Landlord shall be entitled to receive the entire Net Award in connection with a Total Condemnation without deduction for any estate vested in Tenant by this Lease, and Tenant hereby expressly assigns to Landlord all of its right, title and interest in and to every such Net Award and agrees that Tenant shall not be entitled to any Net Award or other payment for the value of Tenant’s leasehold interest in this Lease.

Section 10.03.      Partial Condemnation or Casualty. In the event of a Condemnation which is not a Total Condemnation (each such event, a “Partial Condemnation”), or in the event of a Casualty:

(a)     Net Awards. All Net Awards shall be paid to Landlord.

(b)     Continuance of Lease. This Lease shall continue in full force and effect upon the following terms:

(i)     All Rental and other Monetary Obligations due under this Lease shall continue unabated.

(ii)     Tenant shall promptly commence and diligently prosecute restoration of such Property to the same condition, as nearly as practicable, as prior to such Partial Condemnation or Casualty as approved by Landlord. Upon the written request of Tenant (accompanied by evidence reasonably satisfactory to Landlord that such amount has been paid or is due and payable and is properly part of such costs of restoration, and that Tenant has complied with the terms of Section 7.02 in connection with the restoration), Landlord shall promptly make available in installments towards the Tenant’s Costs of restoration, subject to reasonable conditions for disbursement imposed by Landlord or its Lender, an amount up to but not exceeding the amount of any Net Award received by Landlord with respect to such Partial Condemnation or Casualty. Prior to the disbursement of any portion of the Net Award with respect to a Casualty, Tenant shall provide evidence reasonably satisfactory to Landlord of the payment of restoration expenses by Tenant up to the amount of the insurance deductible applicable to such Casualty. Landlord shall be entitled to keep any portion of the Net Award which may be in excess of the cost of restoration, and Tenant shall bear all additional Costs of such restoration in excess of the Net Award.

(c)     Tenant Election To Terminate Lease. In the event of a Partial Condemnation or Casualty during the last two (2) years of a Lease Term, if (i) the Property cannot be restored or repaired within six (6) months of the occurrence and such determination is supported by a written certificate from Tenant’s contractor, architect or engineer, and (ii) no Event of Default by Tenant has occurred and remains outstanding, then, so long as both the conditions in clauses (i) and (ii) are satisfied, Tenant shall have the right, by providing written notice thereof to Landlord within thirty (30) days of the date of such determination, but not more than sixty (60) days from the date of the Casualty or Partial Condemnation, to terminate this Lease as to the Property. Upon Tenant’s election to terminate this Lease with respect to the Property, all obligations of either party under this Lease with respect to the Property shall cease (except those obligations of Tenant expressly stated herein to survive termination or expiration of this Lease) and the Base Annual Rental shall be reduced as set forth in Section 11.03(d) below.

(d)     Casualty Termination Payment. If Tenant elects to terminate this Lease pursuant to this Section 10.02 or Section 10.03, Landlord shall be entitled to all insurance proceeds paid or payable under the insurance policies required to be maintained by Tenant under this Lease that are attributable to the Property, and Tenant, as a condition to the effectiveness of such termination, on or before the date of termination, (A) shall pay to Landlord the amount of the deductibles under any such insurance policies (the “Casualty Termination Payment”), and (B) execute an agreement, accepted by the insurer (and satisfactory to Landlord), whereby the parties agree that Landlord is the sole party entitled to adjust losses under such insurance policies, that all losses under such insurance policies shall be payable solely to Landlord, and insurer has no defense or offset to the payment of claims under such insurance policies and such insurance policies are in full force and effect.  Upon the giving of notice by Tenant to terminate pursuant to this Section, and Tenant's payment of the Casualty Termination Payment (if any), any outstanding Monetary Obligation and the prorated portion of all Rental and Monetary Obligations, this Lease shall automatically terminate with respect to the Property (except that any obligations which expressly survive any termination of this Lease shall survive) as of the date such notice and Casualty Termination Payment (if any) and other Monetary Obligations are paid.

Section 10.04.      Temporary Taking. In the event of a Condemnation of all or any part of the Property for a temporary use (a “Temporary Taking”), this Lease shall remain in full force and effect without any reduction of Base Annual Rental, Additional Rental or any other Monetary Obligation payable hereunder. Except as provided below, Tenant shall be entitled to the entire Net Award for a Temporary Taking, unless the period of occupation and use by the condemning authorities shall extend beyond the date of expiration of this Lease, in which event the Net Award made for such Temporary Taking shall be apportioned between Landlord and Tenant as of the date of such expiration. At the termination of any such Temporary Taking, unless the Temporary Taking shall extend beyond the date of expiration of this Lease (in which event the costs and expenses of restoration shall be apportioned between Landlord and Tenant based on the Net Award allocation), Tenant will, at its own cost and expense and pursuant to the provisions of Section 7.02, promptly commence and complete restoration of the Property.

Section 10.05.      Adjustment of Losses. Any Casualty Losses and/or Net Award under any property damage insurance required to be maintained by Tenant shall be adjusted by Landlord and Tenant. Any Net Award relating to a Total Condemnation or a Partial Condemnation shall be adjusted by Landlord and Tenant. Notwithstanding the foregoing or any other provisions of this Article X to the contrary:

(a) No Casualty Losses or Net Award, and no proceedings or disputes with respect thereto, under any property damage insurance required to be maintained by Tenant shall be adjusted, negotiated, released, waived, consented to, filed, prosecuted, claimed, nor any proceeding with respect thereto commenced, defended, dismissed or settled, without, in all such cases, the written consent of Landlord, and Landlord (at its option) shall have the right to control any such prosecution or defense of Losses regarding Casualty, with legal counsel of its choosing; and

(b) No Total Condemnation or Partial Condemnation proceedings or disputes, and no Net Awards or Losses relating thereto, shall be adjusted, negotiated, released, waived, consented to, filed, prosecuted, claimed, nor any proceeding with respect thereto commenced, defended, dismissed or settled, without, in all such cases, the written consent of Landlord, and Landlord (at its option) shall have the right to control any such prosecution or defense of Losses regarding Condemnation, with legal counsel of its choosing; and

(c) Landlord may, but shall not be obligated, in its own name and for its own benefit and otherwise (and without any consent or approval of Tenant), file and prosecute any claim for any Net Award on account of any Condemnation or any insurance proceeds on account of any Casualty and to collect such Net Award or insurance proceeds, which shall be used or retained by Landlord as set forth in this Article X, and Tenant shall cooperate with Landlord’s pursuit of any such claims or actions; and

(d) If at the time of any Condemnation or any Casualty or at any time thereafter an Event of Default shall have occurred and be continuing, Landlord is hereby authorized and empowered but shall not be obligated, in the name and on behalf of Tenant and otherwise (and without any consent or approval of Tenant), to file and prosecute Tenant’s claim, if any, for a Net Award on account of any Condemnation or any insurance proceeds on account of any Casualty, and to collect such Net Award or insurance proceeds, and apply the same to the curing of such Event of Default and any other then existing Event of Default under this Lease and/or to the payment of any amounts owed by Tenant to Landlord under this Lease, in such order, priority and proportions as Landlord in its discretion shall deem proper.

Section 10.06.      Tenant Obligation in Event of Casualty. During all periods of time following a Casualty, Tenant shall take reasonable steps to ensure that the affected Property is secure and does not pose any risk of harm to any adjoining property and Persons (including owners or occupants of such adjoining property).

Section 10.07.      Tenant Awards and Payments. Tenant shall be entitled to claim and receive any award or payment from the condemning authority expressly granted for the taking of any personal property owned by Tenant, any insurance proceeds with respect to any personal property owned by Tenant, the interruption of its business and moving expenses (subject, however, to the provisions of Exhibit C (Business interruption coverage)).

ARTICLE XI
Default, Conditional Limitations,
Remedies and Measure of Damages

Section 11.01.      Event of Default. Each of the following shall be an event of default by Tenant under this Lease (each, an “Event of Default”):

(a)     if any representation or warranty of Tenant set forth in this Lease is false in any material respect when made;

(b)     if any Rental or other Monetary Obligation due under this Lease is not paid within three (3) Business Days after written notice of failure to pay the same;

(c)     if Tenant fails to pay, prior to delinquency, any taxes, assessments or other charges the failure of which to pay will result in the imposition of a lien against any of the Property;

(d)     if Tenant vacates or abandons any Property;

(e)     if there is an Insolvency Event affecting Tenant;

(f)     if Tenant fails to observe or perform any of the other covenants, conditions or obligations of Tenant in this Lease; provided, however, if any such failure does not involve the payment of any Monetary Obligation, is not willful or intentional, does not place any Property or any rights or property of Landlord in immediate jeopardy, and is within the reasonable power of Tenant to promptly cure, all as determined by Landlord in its reasonable discretion, then such failure shall not constitute an Event of Default hereunder, unless otherwise expressly provided herein, unless and until Landlord shall have given Tenant written notice thereof and a period of thirty (30) days shall have elapsed, during which period Tenant may correct or cure such failure, upon failure of which an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required. If such failure cannot reasonably be cured within such thirty (30)-day period, as determined by Landlord in its reasonable discretion, and Tenant is diligently pursuing a cure of such failure, then Tenant shall have a reasonable period to cure such failure beyond such thirty (30)-day period, which shall in no event exceed ninety (90) days after receiving notice of such failure from Landlord. If Tenant shall fail to correct or cure such failure within such ninety (90)-day period, an Event of Default shall be deemed to have occurred hereunder without further notice or demand of any kind being required;

(g)     if a final, nonappealable judgment is rendered by a court against Tenant which has a Material Adverse Effect, and is not discharged or provision made for such discharge within ninety (90) days from the date of entry thereof;

(h)     if Tenant shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; or

(i)     if the estate or interest of Tenant in the Property shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within ninety (90) days after it is made.

Section 11.02.      Remedies. Upon the occurrence of an Event of Default, with or without notice or demand, except as otherwise expressly provided herein or such other notice as may be required by statute and cannot be waived by Tenant, Landlord shall be entitled to exercise, at its option, concurrently, successively, or in any combination, all remedies available at Law or in equity, including, without limitation, any one or more of the following:

(a)     to terminate this Lease, whereupon Tenant’s right to possession of the Property shall cease and this Lease, except as to Tenant’s liability, shall be terminated;

(b)     to the extent not prohibited by applicable Law, to (i) re-enter and take possession of the Property (or any part thereof), any or all fixtures of Tenant upon the Property and, to the extent permissible, permits and other rights or privileges of Tenant pertaining to the use and operation of the Property, and (ii) expel Tenant and those claiming under or through Tenant, without being deemed guilty in any manner of trespass or becoming liable for any loss or damage resulting therefrom, without resort to legal or judicial process, procedure or action. No notice from Landlord under this Section 11.02 or under a forcible entry and detainer statute or similar Law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states. If Tenant shall, after default, voluntarily give up possession of the Property to Landlord, deliver to Landlord or its agents the keys to the Property, or both, such actions shall be deemed to be in compliance with Landlord’s rights and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of the Lease. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate;

(c)     to bring an action against Tenant for any damages sustained by Landlord or any equitable relief available to Landlord and, to the extent not prohibited by applicable Law or any landlord lien waiver that may be requested by Tenant’s lender(s) from time to time, to seize all Tenant’s personal property located upon the Property which Tenant owns or in which it has an interest, in which Landlord shall have a landlord’s lien, and to dispose thereof in accordance with the Laws prevailing at the time and place of such seizure or to remove all or any portion of such property and cause the same to be stored in a public warehouse or elsewhere at Tenant’s sole expense, without becoming liable for any loss or damage resulting therefrom and without resorting to legal or judicial process, procedure or action;

(d)     to relet the Property or any part thereof for such term or terms (including a term which extends beyond the original Lease Term), at such rentals and upon such other terms as Landlord, in its sole discretion, may determine, with all proceeds received from such reletting being applied to the Rental and other Monetary Obligations due from Tenant in such order as Landlord may, in its sole discretion, determine, which other Monetary Obligations include, without limitation, all repossession costs, brokerage commissions, attorneys’ fees and expenses, Alteration, remodeling and repair costs and expenses of preparing for such reletting. Landlord reserves the right following any re-entry and/or reletting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice. Landlord shall have an obligation to use commercially reasonable efforts to mitigate its damages and relet the Property in accordance with applicable law; provided, however, that in no event shall Landlord's obligation to mitigate its damages be interpreted to require Landlord to lease the Property to any Person other than a Qualified Operator upon terms and conditions reasonably acceptable to Landlord;

(e)     except to the extent prohibited by applicable Law, to accelerate and recover from Tenant all Rental and other Monetary Obligations due and owing and scheduled to become due and owing under this Lease both before and after the date of such breach for the entire original scheduled Lease Term, provided, (i) if such breach occurs after the Effective Date and before ten (10) years after the Effective Date, then such accelerated future Rentals shall be reduced by the amount of such future Rentals that Tenant proves could be reasonably avoided, or (ii) if such breach occurs more than ten (10) years after the Effective Date, then such accelerated future Rentals shall be reduced by the then fair market rental value of the Property for such period (taking into consideration any reasonable reletting period and deducting therefrom all costs and expenses which Landlord would reasonably incur in connection with reletting or subletting, including without limitation, brokerage commissions, legal expenses and expenses of preparing the Property for Tenant or subtenant(s) occupancy), which sum in either (i) or (ii) above shall be discounted to its then present value in accordance with accepted financial practice using a rate equal to seven percent (7.0%) per annum;

(f)     to recover from Tenant all Costs paid or incurred by Landlord as a result of such breach, regardless of whether or not legal proceedings are actually commenced;

(g)     to immediately or at any time thereafter, and with or without notice, at Landlord’s sole option but without any obligation to do so, correct such breach or default and charge Tenant all Costs incurred by Landlord therein. Any sum or sums so paid by Landlord, together with interest at the Default Rate, shall be deemed to be Additional Rental hereunder and shall be immediately due from Tenant to Landlord. Any such acts by Landlord in correcting Tenant’s breaches or defaults hereunder shall not be deemed to cure said breaches or defaults or constitute any waiver of Landlord’s right to exercise any or all remedies set forth herein;

(h)     Without limiting the generality of the foregoing or limiting in any way the rights of Landlord under this Lease or otherwise under applicable Laws, at any time after the occurrence, and during the continuance, of an Event of Default, Landlord shall be entitled to apply for and have a receiver appointed under applicable Law by a court of competent jurisdiction in any action taken by Landlord to enforce its rights and remedies hereunder in order to protect and preserve Landlord’s interest under this Lease or in the Property and the Personalty, and in connection therewith, TENANT HEREBY IRREVOCABLY CONSENTS TO AND WAIVES ANY RIGHT TO OBJECT TO OR OTHERWISE CONTEST THE APPOINTMENT OF A RECEIVER AFTER THE OCCURRENCE, BUT ONLY DURING THE CONTINUANCE, OF AN EVENT OF DEFAULT; and/or

(i)     to seek any equitable relief available to Landlord, including, without limitation, the right of specific performance.

Section 11.03.      Cumulative Remedies. All powers and remedies given by Section 11.02 to Landlord, subject to applicable Law, shall be cumulative and not exclusive of one another or of any other right or remedy or of any other powers and remedies available to Landlord under this Lease or applicable Law, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements of Tenant contained in this Lease, and no delay or omission of Landlord to exercise any right or power accruing upon the occurrence of any Event of Default shall impair any other or subsequent Event of Default or impair any rights or remedies consequent thereto. Every power and remedy given by this Section or by Law to Landlord may be exercised from time to time, and as often as may be deemed expedient, by Landlord, subject at all times to Landlord’s right in its sole judgment to discontinue any work commenced by Landlord or change any course of action undertaken by Landlord.

Section 11.04.      Tenant Waiver. Tenant hereby expressly waives, for itself and all Persons claiming by, through and under Tenant, including creditors of all kinds, (a) any right and privilege which Tenant has under any present or future Legal Requirements to redeem the Property or to have a continuance of this Lease for the Lease Term after termination of Tenant’s right of occupancy by order or judgment of any court or by any legal process or writ, or under the terms of this Lease; (b) the benefits of any present or future Legal Requirement that exempts property from liability for debt or for distress for rent; (c) any present or future Legal Requirement relating to notice or delay in levy of execution in case of eviction of a tenant for nonpayment of rent; and (d) any benefits and lien rights which may arise pursuant to any present or future Legal Requirement.

ARTICLE XII
Mortgage, Subordination and Attornment

Section 12.01.      No Liens. Landlord’s interest in this Lease and/or the Property shall not be subordinate to any liens or encumbrances placed upon the Property by or resulting from any act of Tenant, and nothing contained in this Lease shall be construed to require such subordination by Landlord. NOTICE IS HEREBY GIVEN THAT TENANT IS NOT AUTHORIZED TO PLACE OR ALLOW TO BE PLACED ANY LIEN, MORTGAGE, DEED OF TRUST, DEED TO SECURE DEBT, SECURITY INTEREST OR ENCUMBRANCE OF ANY KIND UPON ALL OR ANY PART OF THE PROPERTY OR TENANT’S LEASEHOLD INTEREST THEREIN, AND ANY SUCH PURPORTED TRANSACTION SHALL BE VOID.

Section 12.02.      Subordination. This Lease at all times shall automatically be subordinate to the lien of any and all ground leases and Mortgages now or hereafter placed upon any of the Property by Landlord, and Tenant covenants and agrees to execute and deliver, upon demand, such further instruments subordinating this Lease to the lien of any or all such ground leases and Mortgages as shall be desired by Landlord, or any present or proposed mortgagees, upon the condition that Tenant shall have the right to remain in possession of the Property under the terms of this Lease, notwithstanding any default by Landlord in any or all such ground leases or Mortgages, or after the foreclosure of any such Mortgages, so long as no Event of Default shall have occurred and be continuing hereunder.

Section 12.03.      Attornment. In the event any purchaser or assignee of any Lender at a foreclosure sale acquires title to any of the Property, or in the event that any Lender or any purchaser or assignee otherwise succeeds to the rights of Landlord as landlord under this Lease, Tenant shall attorn to Lender or such purchaser or assignee, as the case may be (a “Successor Landlord”), and recognize the Successor Landlord as Landlord under this Lease, and, subject to the provisions of this Article XIII, this Lease shall continue in full force and effect as a direct lease between the Successor Landlord and Tenant, provided that the Successor Landlord shall only be liable for any obligations of Landlord under this Lease which accrue after the date that such Successor Landlord acquires title. The foregoing provision shall be self-operative and effective without the execution of any further instruments.

Section 12.04.      Execution of Additional Documents. Although the provisions in this Article XII shall be self-operative and no future instrument of subordination shall be required, upon request by Landlord, Tenant shall execute and deliver such additional reasonable instruments as may be reasonably required for such purposes. Upon request of any of Tenant’s lenders, Landlord shall execute in favor of such lender a customary landlord waiver or subordination agreement, as appropriate, of any landlord’s lien as to lender’s interest in Tenant’s personal property (to the extent belong to Tenant) located at the Property, on terms reasonably acceptable to Landlord and such lender.

Section 12.05.      Notice to Lender. Tenant shall give written notice to any Lender having a recorded lien upon any of the Property or any part thereof of which Tenant has been notified of any breach or default by Landlord of any of its obligations under this Lease and give such Lender at least sixty (60) days beyond any notice period to which Landlord might be entitled to cure such default before Tenant may exercise any remedy with respect thereto.

ARTICLE XIII
Assignment

Section 13.01.      No Assignment by Tenant.

(a)     Tenant shall not assign, transfer, convey, pledge or mortgage this Lease or any interest herein or any interest in Tenant, whether by operation of Law or otherwise (collectively, an “Assignment”), without the prior written consent of Landlord, provide consent to an assignment or sublease shall not be unreasonably withheld, conditioned or delayed. At the time of any Assignment of this Lease which is approved by Landlord, the assignee shall assume all of the obligations of Tenant under this Lease pursuant to a written assumption agreement in form and substance reasonably acceptable to Landlord. Except as otherwise provided in this Lease, such Assignment of this Lease pursuant to this Section 13.01 shall not relieve Tenant of its obligations respecting this Lease unless otherwise agreed to by Landlord. Any Assignment in violation of this Section 13.01 shall be voidable at the sole option of Landlord. Any consent to an Assignment given by Landlord under this Section 13.01 shall not be deemed a consent to any subsequent Assignment.

(b)     Notwithstanding anything to the contrary contained in this Section 13.01 and provided that no Event of Default has occurred and is continuing at the time of the proposed Assignment or other transfer, and provided further that any assignee agrees to assume all of Tenant’s obligations under this Lease by written agreement approved by Landlord, Tenant shall have the right to assign or otherwise transfer all, but not less than all, of its interest in, to and under this Lease without Landlord’s consent to (i) an Affiliate of Tenant, or (ii) any entity which purchases or otherwise acquires all or substantially all of the assets or equity interests of the Tenant in a bona fide sale for fair market value, including by merger or consolidation, provided the Transfer Conditions (defined below) are satisfied (each, a “Permitted Transfer”). The “Transfer Conditions” as used herein shall mean that the proposed transferee (a) shall have a financial net worth on a proforma basis following the consummation of such Assignment or transfer (all as determined by Landlord upon review of financial statements provided by the assignee prior to the proposed lease Assignment and in a form reasonably satisfactory to Landlord) that is at least equal to the greater of Tenant’s aggregate net worth as the date of this Lease or as of the end of most recently completed fiscal year; and (b) such Transfer is not made in conjunction with or subsequent to an assignment(s) to Affiliate(s) the purpose of which is to evade the restrictions on Assignment and/or liabilities on Tenant under this Article. Tenant shall provide Landlord with at least thirty (30) days’ prior written notice of a proposed Permitted Transfer, which, if the proposed Permitted Transfer is pursuant to clause (ii) above, must include financial statements and information satisfying the requirements set forth herein. In the event that Tenant effects an Assignment under clause (ii) above, Tenant shall be released from any liability arising under this Lease from and after the date of such Assignment so long the Transfer Conditions are satisfied.  In the event that Tenant effects a Permitted Transfer pursuant to clause (i), or any other Assignment, Tenant shall not be released from liability under this Lease unless otherwise agreed to by Landlord.

Section 13.02.      Subletting. Tenant shall not sublet any or all of the Property without the prior written consent of Landlord, which may be withheld by Landlord in its sole discretion and any such purported subletting shall be void; provided, however, that Tenant may, without Landlord’s consent, sublet to an Affiliate of Tenant (a “Sublease” and each subtenant thereunder, a “Subtenant”) so long as each Sublease contains the following provisions: (i) the Sublease is subject and subordinate to this Lease; (ii) the Sublease shall not contain any terms inconsistent with this Lease (or if so, the terms of this Lease shall control); (iii) the rent due under any Sublease shall be fixed rent and shall not be based on the net profits of any Subtenant; (iv) the Sublease shall terminate upon the expiration or sooner termination of this Lease (including any renewals hereof); (v) Tenant shall at all times remain liable under this Lease irrespective of any Sublease; (vi) the related Property shall be used and occupied only as a Permitted Facility; and (vii) shall not (A) be for a term of more than one year, provided it may auto-renew on a year-to-year (or shorter) basis, so long as not more than 90 days’ prior written notice is required to terminate the such Sublease prior to the applicable auto-renewal, or (B) be for a term of more than three years but shall be terminable by Tenant upon 90 days' notice with or without cause. Tenant covenants and agrees that: (A) Tenant shall observe and timely perform all of its obligations as the landlord or sublandlord under each Sublease in compliance with the terms thereof; (B) Tenant shall promptly provide Landlord with any notice of default received from Tenant by any Subtenant or any notice of default sent by Tenant to any Subtenant; (C) Tenant shall furnish Landlord with any and all information requested by Landlord reasonably necessary for a determination of the status of any Sublease; (D) Tenant shall provide Landlord with copies of each Sublease and any amendments thereto within five (5) Business Days of execution thereof; and (E) Tenant shall indemnify, defend and hold harmless all Indemnified Parties from and against any and all Losses incurred in connection with any such Sublease.

ARTICLE XIV
Notices

Section 14.01.      Notices. All notices, demands, designations, certificates, requests, offers, consents, approvals, appointments and other instruments given pursuant to this Lease shall be in writing and given by any one of the following: (a) hand delivery; (b) express overnight delivery service; or (c) certified or registered mail, return receipt requested, and shall be deemed to have been delivered upon (i) receipt, if hand delivered; (ii) the next Business Day, if delivered by a reputable express overnight delivery service; or (iii) the third Business Day following the day of deposit of such notice with the United States Postal Service, if sent by certified or registered mail, return receipt requested. Notices shall be provided to the parties and addresses (or electronic mail addresses) specified below:

If to Tenant:	Nortech Systems Incorporated 7550 Meridian Circle N., Suite 150 Maple Grove, MN 55369 Attention:Chief Financial Officer Email: cbeck@nortechsys.com

with a copy to:	Insitu Law, PLC 100 S. 5th St., Ste. 1900 Minneapolis, MN 55402 Attention: Mark Hooley Email: mhooley@insitulaw.com

If to Landlord:	Essjay Bemidji Holdings LLC c/o Essjay, Inc. 4110 40th Street S, Suite 104 Fargo, North Dakota 58104 Attention:Josh Benson

or to such other address or such other person as either party may from time to time hereafter specify to the other party in a notice delivered in the manner provided above.

ARTICLE XV
MISCELLANEOUS

Section 15.01.      Force Majeure. Any prevention, delay or stoppage due to epidemic, pandemic, strikes, lockouts, acts of God, enemy or hostile governmental action, civil commotion, fire or other casualty beyond the reasonable control of the party obligated to perform (each, a “Force Majeure Event”) shall excuse the performance by such party for a period equal to any such prevention, delay or stoppage, provided, however, the obligations imposed upon Tenant with respect to prompt and timely payment of all Rentals and other Monetary Obligations to be paid hereunder shall not be excused, postponed or otherwise deferred due to any Force Majeure Event or pursuant to this Section.

Section 15.02.      No Merger. There shall be no merger of this Lease nor of the leasehold estate created by this Lease with the fee estate in or ownership of any of the Property by reason of the fact that the same person, corporation, firm or other entity may acquire or hold or own, directly or indirectly, (a) this Lease or the leasehold estate created by this Lease or any interest in this Lease or in such leasehold estate, and (b) the fee estate or ownership of any of the Property or any interest in such fee estate or ownership. No such merger shall occur unless and until all persons, corporations, firms and other entities having any interest in (i) this Lease or the leasehold estate created by this Lease, and (ii) the fee estate in or ownership of the Property or any part thereof sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

Section 15.03.      Interpretation. Landlord and Tenant acknowledge and warrant to each other that each has been represented by independent counsel and has executed this Lease after being fully advised by said counsel as to its effect and significance. This Lease shall be interpreted and construed in a fair and impartial manner without regard to such factors as the party which prepared the instrument, the relative bargaining powers of the parties or the domicile of any party. Whenever in this Lease any words of obligation or duty are used, such words or expressions shall have the same force and effect as though made in the form of a covenant.

Section 15.04.      Disclosures.

(a)     The parties agree that, notwithstanding any provision contained in this Lease, any party (and each employee, representative or other agent of any party) may disclose to any and all persons, without limitation of any kind, any matter required under the Securities Act or the Exchange Act.

(b)     Except as required by Law, Tenant shall not make any public disclosure, including press releases or any form of media release, of this Lease or any transactions relating hereto without the prior written consent of Landlord.

Section 15.05.      Attorneys’ Fees. In the event of any judicial or other adversarial proceeding concerning this Lease, to the extent permitted by Law, the prevailing party shall be entitled to recover all of its reasonable attorneys’ fees and other Costs in addition to any other relief to which it may be entitled. In addition, the prevailing party shall, upon demand, be entitled to all attorneys’ fees and all other Costs incurred in the preparation and service of any notice or demand hereunder, whether or not a legal action is subsequently commenced.

Section 15.06.      Memoranda of Lease. If requested by Landlord or Tenant, Landlord and Tenant shall execute Landlord’s standard form memorandum of lease in recordable form, indicating the names and addresses of Landlord and Tenant, a description of the Property, the Initial Term, but omitting Rentals and such other terms of this Lease as Landlord may not desire to disclose to the public.

Section 15.07.      Waiver of Jury Trial and Certain Damages. LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR ITS SUCCESSORS WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE Property, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY. THIS WAIVER BY THE PARTIES HERETO OF ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY HAS BEEN NEGOTIATED AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN. FURTHERMORE, LANDLORD AND TENANT HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES FROM THE OTHER PARTY AND ANY OF THE AFFILIATES, OFFICERS, DIRECTORS, MEMBERS, MANAGERS OR EMPLOYEES OF LANDLORD OR TENANT, AS APPLICABLE, OR ANY OF THEIR SUCCESSORS WITH RESPECT TO ANY AND ALL ISSUES PRESENTED IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT WITH RESPECT TO ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE OR ANY DOCUMENT CONTEMPLATED HEREIN OR RELATED HERETO, PROVIDED THE FOREGOING SHALL NOT APPLY TO OR LIMIT TENANT’S INDEMNITY OBLIGATIONS TO LANDLORD FOR THIRD-PARTY OR GOVERNMENTAL AUTHORITY LOSSES. THE WAIVER BY LANDLORD AND TENANT OF ANY RIGHT EITHER MAY HAVE TO SEEK PUNITIVE, CONSEQUENTIAL, SPECIAL AND INDIRECT DAMAGES HAS BEEN NEGOTIATED BY THE PARTIES HERETO AND IS AN ESSENTIAL ASPECT OF THEIR BARGAIN.

Section 15.08.      Time is of the Essence; Computation. Time is of the essence with respect to each and every provision of this Lease. If any deadline provided herein falls on a non-Business Day, such deadline shall be extended to the next day that is a Business Day.

Section 15.09.      Waiver and Amendment. No provision of this Lease shall be deemed waived or amended except by a written instrument unambiguously setting forth the matter waived or amended and signed by the party against which enforcement of such waiver or amendment is sought. Waiver of any matter shall not be deemed a waiver of the same or any other matter on any future occasion. No acceptance by Landlord of an amount less than the Rental and other Monetary Obligations stipulated to be due under this Lease shall be deemed to be other than a payment on account of the earliest such Rental or other Monetary Obligations then due or in arrears nor shall any endorsement or statement on any check or letter accompanying any such payment be deemed a waiver of Landlord’s right to collect any unpaid amounts or an accord and satisfaction.

Section 15.10.      Successors Bound. Except as otherwise specifically provided in this Lease, the terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of the respective heirs, successors, executors, administrators and assigns of each of the parties hereto.

Section 15.11.      Captions. Captions are used throughout this Lease for convenience of reference only and shall not be considered in any manner in the construction or interpretation hereof.

Section 15.12.      Other Documents. Each of the parties agrees to sign such other and further documents as may be necessary or appropriate to carry out the intentions expressed in this Lease.

Section 15.13.      Entire Agreement. This Lease and any other instruments or agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof, and there are no other representations, warranties or agreements except as provided in this Lease.

Section 15.14.      Forum Selection; Jurisdiction; Venue; Choice of Law. For purposes of any action or proceeding arising out of this Lease, the parties hereto expressly submit to the jurisdiction of all federal and state courts located in the state of Minnesota. Tenant consents that it may be served with any process or paper by registered mail or by personal service within or without the state or states where the Property are located in accordance with applicable Law. Furthermore, Tenant waives and agrees not to assert in any such action, suit or proceeding that it is not personally subject to the jurisdiction of such courts, that the action, suit or proceeding is brought in an inconvenient forum or that venue of the action, suit or proceeding is improper. This Lease shall be governed by, and construed with, the Laws of the State of Minnesota, without giving effect to its conflict of Laws principles.

Section 15.15.      Counterparts. This Lease may be executed in one or more counterparts, each of which shall be deemed an original. Furthermore, the undersigned agree that transmission of this Lease via e-mail in a “.pdf” or other electronic format shall be deemed transmission of the original Lease for all purposes.

[Remainder of page intentionally left blank; signature page(s) to follow]

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

LANDLORD: ESSJAY BEMIDJI HOLDINGS, LLC By: Essjay Tech Properties, LLC, its sole member By: : /s/ Josh Benson Josh Benson, Senior Vice President

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Lease as of the date first above written.

TENANT: NORTECH SYSTEMS INCORPORATED By: /s/ Constance Beck Its: Constance Beck, CFO

EXHIBITS

Exhibit A:     Defined Terms

Exhibit B:     Legal Description and Street Address of the Property

Exhibit C:     Insurance Requirements

EXHIBIT A

DEFINED TERMS

The following terms shall have the following meanings for all purposes of this Lease:

“Additional Rental” has the meaning set forth in Section 4.03.

“Adjustment Date” has the meaning set forth in Section 1.07.

“Affiliate” means any Person which directly or indirectly controls, is under common control with or is controlled by any other Person. For purposes of this definition, “controls,” “under common control with,” and “controlled by” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

"Alteration(s)" shall mean any material change, modification, addition, or improvement to the Property.

“Anti-Money Laundering Laws” means all applicable Laws, regulations and government guidance on the prevention and detection of money laundering, including, without limitation, (a) 18 U.S.C. §§ 1956 and 1957; and (b) the Bank Secrecy Act, 31 U.S.C. §§ 5311 et seq., and its implementing regulations, 31 CFR Part 103.

“Base Annual Rental” has the meaning set forth in Section 1.05.

“Base Monthly Rental” means an amount equal to 1/12 of the applicable Base Annual Rental.

“Business Day” means a day on which banks located in Minneapolis, Minnesota are not required or authorized to remain closed.

“Casualty” means any loss of or damage to any property included within or related to the Property or arising from an adjoining property caused by an Act of God, fire, flood or other catastrophe or peril.

“Casualty Termination Payment” has the meaning set forth in Section 10.03(d).

“Condemnation” means a Taking and/or a Requisition.

“Costs” means all reasonable costs and expenses incurred by a Person, including, without limitation, reasonable attorneys’ fees and expenses, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, brokerage fees, escrow fees, title insurance premiums, appraisal fees, stamp taxes, recording fees and transfer taxes or fees, as the circumstances require.

“Default Rate” means 12% per annum or the highest rate permitted by Law, whichever is less.

“Effective Date” has the meaning set forth in the introductory paragraph of this Lease.

“Environmental Laws” means federal, state and local Laws, ordinances, common law requirements and regulations and standards, rules, policies and other governmental requirements, administrative rulings and court judgments and decrees having the effect of Law in effect now or in the future and including all amendments, that relate to Hazardous Materials, Regulated Substances, USTs, and/or the protection of human health or the environment, or relating to liability for or Costs of Remediation or prevention of Releases, and apply to Tenant and/or the Property.

“Environmental Liens” means any liens and other encumbrances imposed pursuant to any Environmental Law.

“Event of Default” has the meaning set forth in Section 11.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Extension Option” has the meaning set forth in Section 3.02.

“Extension Term” has the meaning set forth in Section 3.02.

“Force Majeure Event” has the meaning set forth in Section 15.01.

“GAAP” means generally accepted accounting principles, consistently applied from period to period.

“Governmental Authority” means any governmental authority, agency, department, commission, bureau, board, instrumentality, court or quasi-governmental authority of the United States, any state or any political subdivision thereof with authority to adopt, modify, amend, interpret, give effect to or enforce any federal, state and local Laws, statutes, ordinances, rules or regulations, including common law, or to issue court orders.

“Hazardous Materials” includes: (a) oil, petroleum products, flammable substances, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other materials, contaminants or pollutants, the presence of which causes any of the Property to be in violation of any local, state or federal Law or regulation, or Environmental Law, or are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “contaminants,” “pollutants,” or words of similar import under any applicable local, state or federal Law or under the regulations adopted, orders issued, or publications promulgated pursuant thereto, including, but not limited to: (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. § 9601, et seq.; (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. § 5101, et seq.; (iii) the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq.; and (iv) regulations adopted and publications promulgated pursuant to the aforesaid Laws; (b) asbestos in any form which is friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million; (c) underground storage tanks; and (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority.

“Indemnified Parties” means Landlord and its members, managers, officers, directors, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns, including, but not limited to, any successors by merger, consolidation or acquisition of all or a substantial portion of the assets and business of Landlord.

“Initial Term” has the meaning set forth in Section 3.01.

“Insolvency Event” means if a Person files a petition in bankruptcy or is adjudicated as bankrupt, or files any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future Law, or makes an assignment for the benefit of creditors, or if any trustee, receiver, or liquidator of Tenant or of all or any substantial part of its properties or of the Premises shall be appointed in any action, suit, or proceeding by or against Tenant and such proceeding or action shall not have been dismissed within one hundred twenty (120) days after such filing or appointment.

“Knowledge” means: (A) with respect to Tenant, the actual knowledge or constructive knowledge that could be acquired by Chief Executive Officer or Chief Financial Officer of Tenant, following due inquiry, except that in, as used in Sections 8.03(b) and 9.04, it shall mean the actual knowledge of the Chief Executive Officer or Chief Financial Officer of Tenant; and (B) with respect to Landlord, the actual knowledge of Landlord’s Senior Vice President.

“Law(s)” means any constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted Governmental Authority, court or agency, now or hereafter enacted or in effect.

“Lease Term” has the meaning described in Section 3.01.

“Legal Requirements” means the requirements of all present and future Laws (including, without limitation, Environmental Laws and Laws relating to accessibility to, usability by, and discrimination against, disabled individuals), all judicial and administrative interpretations thereof, including any judicial order, consent, decree or judgment, and all covenants, restrictions and conditions now or hereafter of record which may be applicable to Tenant or to any of the Property, or to the use, manner of use, occupancy, possession, operation, maintenance, Alteration, repair or restoration of any of the Property, even if compliance therewith necessitates structural changes or improvements or results in interference with the use or enjoyment of any of the Property.

“Lender” means any lender in connection with any loan secured by Landlord’s interest in any or all of the Property, and any servicer of any loan secured by Landlord’s interest in any or all of the Property.

“Landlord Entity” or “Landlord Entities” means individually or collectively, as the context may require, Landlord and all Affiliates of Landlord.

“Losses” means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, Costs, diminutions in value, fines, penalties, interest, charges, fees, judgments, awards, amounts paid in settlement and damages of whatever kind or nature, inclusive of bodily injury and property damage to third parties (including, without limitation, attorneys’ fees and other Costs of defense).

“Material Adverse Effect” means a material adverse effect on (a) the Property, or any part thereof, including without limitation, the operation of the Property in accordance with the permitted use set forth in Section 8.01, (b) the value of the Property; (c) the contemplated business, condition, worth or operations of Tenant; (d) Tenant’s ability to perform its obligations under this Lease; or (e) Landlord’s interests in the Property or this Lease.

“Monetary Obligations” means all Rentals and all other sums payable or reimbursable by Tenant under this Lease to Landlord, or to any third party on behalf of Landlord.

“Mortgages” means, collectively, the mortgages, deeds of trust or deeds to secure debt, assignments of rents and leases, security agreements and fixture filings executed by Landlord for the benefit of Lender with respect to any or all of the Property, as such instruments may be amended, modified, restated or supplemented from time to time and any and all replacements or substitutions.

“Net Award” means (a) the entire award payable with respect to a Property by reason of a Condemnation whether pursuant to a judgment or by agreement or otherwise; or (b) the entire proceeds of any insurance required under Section 6.03 payable with respect to a Property, as the case may be, and in either case, less any Costs incurred by Landlord in collecting such award or proceeds (which amount for Costs shall be retained by Landlord to the extent not previously reimbursed to Landlord by Tenant).

"Nonstructural Alterations" means any Alterations other than a Structural Alteration.

“OFAC Laws” means Executive Order 13224 issued by the President of the United States, and all regulations promulgated thereunder, including, without limitation, the Terrorism Sanctions Regulations (31 CFR Part 595), the Terrorism List Governments Sanctions Regulations (31 CFR Part 596), the Foreign Terrorist Organizations Sanctions Regulations (31 CFR Part 597), and the Cuban Assets Control Regulations (31 CFR Part 515), and all other present and future federal, state and local Laws, ordinances, regulations, policies, lists (including, without limitation, the Specially Designated Nationals and Blocked Persons List) and any other requirements of any Governmental Authority (including without limitation, the U.S. Department of the Treasury Office of Foreign Assets Control) addressing, relating to, or attempting to eliminate, terrorist acts and acts of war, each as supplemented, amended or modified from time to time after the Effective Date, and the present and future rules, regulations and guidance documents promulgated under any of the foregoing, or under similar Laws, ordinances, regulations, policies or requirements of other states or localities.

“Partial Condemnation” has the meaning set forth in Section 10.03.

“Permitted Amounts” shall mean, with respect to any given level of Hazardous Materials or Regulated Substances, that level or quantity of Hazardous Materials or Regulated Substances in any form or combination of forms which does not constitute a violation of any Environmental Laws and is customarily employed in, or associated with, similar businesses located in the state or states where the Property are located.

“Person” means any individual, partnership, corporation, limited liability company, trust, unincorporated organization, Governmental Authority or any other form of entity.

“Personalty” means any and all “goods” (excluding “inventory,” and including, without limitation, all “equipment,” “fixtures,” appliances and furniture (as “goods,” “inventory,” “equipment” and “fixtures” are defined in the applicable Uniform Commercial Code then in effect in the applicable jurisdiction)) from time to time situated on or used in connection with any of the Property, whether now owned or held or hereafter arising or acquired, together with all replacements and substitutions therefore and all cash and non-cash proceeds (including insurance proceeds and any title and UCC insurance proceeds) and products thereof, and, in the case of tangible collateral, together with all additions, attachments, accessions, parts, equipment and repairs now or hereafter attached or affixed thereto or used in connection therewith.

“Property” means that certain parcel of real estate legally described on Exhibit B attached hereto, all rights, privileges, and appurtenances associated therewith, and all buildings, fixtures and other improvements now or hereafter located on such real estate (whether or not affixed to such real estate) (but excluding items owned by Tenant that are for the specific operation of Tenant’s business activities that do not constitute building fixtures). The term Property, as used in this Lease, shall also include all HVAC and A/C units and equipment, electrical generators, and all other heating, ventilation, air conditioning, electrical, plumbing and other mechanical and building systems and equipment, whether or not affixed to such real estate, except with respect to extent of trade fixtures and specialty fixtures owned by Tenant (e.g., emergency generators, special filtration / air pressure regulators, computer room supplemental air conditioning units and similar items that are not general building fixtures, with such excluded items to remain the personal property of Tenant).

“Regulated Substances” means “petroleum” and “petroleum-based substances” or any similar terms described or defined in any of the Environmental Laws and any applicable federal, state, county or local Laws applicable to or regulating USTs.

“Release” means any presence, release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials, Regulated Substances or USTs or any Threatened Release.

“Remediation” means any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Materials, Regulated Substances or USTs, any actions to prevent, cure or mitigate any Release, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or any evaluation relating to any Hazardous Materials, Regulated Substances or USTs.

“Rental” means, collectively, the Base Annual Rental and the Additional Rental.

“Rental Adjustment” means an amount equal to two percent (2%) of the applicable Base Annual Rental in effect immediately prior to the applicable Adjustment Date.

“Requisition” means any temporary requisition or confiscation of the use or occupancy of any of the Property by any Governmental Authority, civil or military, whether pursuant to an agreement with such Governmental Authority in settlement of or under threat of any such requisition or confiscation, or otherwise.

“Securities Act” means of the Securities Act of 1933, as amended.

"Structural Alterations" means any Alterations involving the supporting elements of a building or structure including, but not limited to, bearing elements, partitions, columns, beams, girders, roofs, foundations and exterior walls.

“Sublease” has the meaning set forth in Section 13.02.

“Subtenant” has the meaning set forth in Section 13.02.

“Successor Landlord” has the meaning set forth in Section 12.03.

“Taking” means (a) any taking or damaging of all or a portion of the Property (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, general or special; (ii) by reason of any agreement with any condemnor in settlement of or under threat of any such condemnation or other eminent domain proceeding; or (iii) by any other means; or (b) any de facto condemnation. The Taking shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemnor, or the date on which the right to compensation and damages accrues under the Law applicable to the Property.

“Temporary Taking” has the meaning set forth in Section 11.04.

“Threatened Release” means a substantial likelihood of a Release which requires action to prevent or mitigate damage to the soil, surface waters, groundwaters, land, stream sediments, surface or subsurface strata, ambient air or any other environmental medium comprising or surrounding any Property which may result from such Release.

“Total Condemnation” has the meaning set forth in Section 11.02.

“U.S. Publicly Traded Entity” means an entity whose securities are listed on a national securities exchange or quoted on an automated quotation system in the United States or a wholly-owned subsidiary of such an entity.

“USTs” means any one or combination of underground tanks and associated product piping systems used in connection with storage, dispensing and general use of Regulated Substances.

EXHIBIT B

LEGAL DESCRIPTION AND
STREET ADDRESS OF THE Property

Street Address: 4050 Norris Court NW in Bemidji, Minnesota

Legal Description: Real property in the County of Beltrami, State of Minnesota, described as follows:

That part of Government Lot 2, also with that part of the Northwest Quarter of the Southeast Quarter, Section 36, Township 147, Range 34, Beltrami County, described as follows: Beginning at a cast iron monument known as B-12 on the northerly right-of-way line of Trunk Highway No. 2, said monument being the most northerly point of Minnesota Department of Transportation Right-of-Way Plat No. 04-5, assuming said northerly right-of-way line bears North 68 degrees 32 minutes 14 seconds West; thence continue North 68 degrees 32 minutes 14 seconds West along said northerly right-of-way line 1023.92 feet to the point of beginning; thence continuing North 68 degrees 32 minutes 14 seconds West along said northerly right-of-way line 1167.81 feet; thence North 74 degrees 29 minutes 01 seconds East 701.36 feet; thence South 68 degrees 32 minutes 14 seconds East, parallel to said northerly right-of-way line 462.30 feet to a point on a 100.00 foot radius curve, the center of circle of said curve bears South 54 degrees 10 minutes 06 seconds East from said point, said point also being on the right-of-way line of a road; thence southeasterly along said curve and said right-of-way line 194.28 feet; central angle 111 degrees 18 minutes 46 seconds; thence South 14 degrees 31 minutes 08 seconds West along the prolongation of a radial line of said curve 300.00 feet to the point of beginning.

(Abstract Property)

EXHIBIT C

Insurance Requirements

Tenant shall maintain, with respect to the Property, at its sole expense, the following insurance:

(A) Insurance against loss or damage to real property and personal property under an “special form” insurance policy, which shall include coverage against all risks of direct physical loss, including but not limited to loss by fire, lightning, wind, and other risks normally included in the standard ISO special form. Such insurance shall be in amount of the full insurable replacement cost values (without deduction for depreciation), with an agreed amount endorsement or without any coinsurance provision.

(B) Commercial general liability insurance, including products liability, covering Tenant as a named insured and Landlord as an additional insured against bodily injury liability, property damage liability and personal and advertising injury, including liability arising out of the ownership, maintenance, repair, condition or operation of the Property or adjoining ways, streets, parking lots or sidewalks in amounts of not less than $2,000,000 per occurrence for bodily injury and property damage, and $5,000,000 general aggregate per location. Such limits of insurance can be acquired through Commercial General liability and Umbrella liability policies.

(C) Statutory Workers’ compensation in the amount of $1,000,000 covering all persons employed by Tenant on the Property in connection with any work done on or about the Property for which claims for death or bodily injury could be asserted against Landlord, Tenant or the Property.

(D) Business interruption insurance in a commercially prudent amount. Such insurance is to follow the form of the real property “special form” coverage and is not to contain a co-insurance clause.

(v)Automobile liability insurance, including owned, non-owned and hired car liability insurance for combined limits of liability of $2,000,000 per occurrence. The limits of liability can be provided in a combination of an automobile liability policy and an umbrella liability policy.

DISCLOSURE SCHEDULES

Schedule 5.01(c). Nortech applied for and receive a Paycheck Protection Program loan in an amount equal to approximately $6.1 million. The Small Business Administration has publicly stated that all companies receiving more than $2 million in loans under such program will be audited to ensure eligibility under the program. Nortech expects that it will be audited in relation to its Paycheck Protection Program loan.

Schedule 7.01 the pre-fabricated Menards’ storage shed depicted in the Northernmost corner of the Property on the ALTA Survey prepared by Belton & Menk, dated Aug. 20, 2020, as follows: